                                                                  EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE
- ---------------------


Press                          Investor
Contact: Stacy Pena            Relations: John Suske          Don Anderson
         SoftKey International            SoftKey             MECC
         (510) 713-6011                   International       (612) 569-1513
         spena@learningco.com             (617) 494-5816      danderson@mecc.com
                                          jsuske@softkey.com



                    SOFTKEY INTERNATIONAL COMPLETES MERGER OF
                   MINNESOTA EDUCATIONAL COMPUTING CORPORATION

CAMBRIDGE, MASS. - MAY 17, 1996 - SoftKey International Inc. (Nasdaq: SKEY) and Minnesota Educational Computing Corporation (MECC) (Nasdaq: MECC) today announced the completion of SoftKey's acquisition of MECC through a merger of MECC and a wholly owned subsidiary of SoftKey. The transaction was approved yesterday by the stockholders of SoftKey and MECC at each company's respective special meeting of stockholders.

In the merger each outstanding MECC common share was converted into the right to receive 1.14286 shares of SoftKey common stock. As of the record date of March 20, 1996 there were 8,043,286 MECC common shares outstanding. The transaction is structured as a tax-free reorganization for federal income tax purposes and as a purchase for accounting purposes.

"With the completion of the MECC merger, SoftKey is now one of the largest educational software publishers in the world, offering the most comprehensive line of top quality educational software across all age ranges and nearly every subject area" said Michael Perik, Chairman and CEO of SoftKey. "The Learning Company, Compton's and MECC brands and products, which are very complementary to one another, are highly regarded in both the home and school markets. SoftKey is committed to serving the needs of families and schools with these strong, premium product lines."

"MECC is very pleased to be an integral part of SoftKey", said Dale LaFrenz, President and CEO of MECC. "The broad and deep range of SoftKey products, coupled with its outstanding distribution, position the company well. MECC looks forward to playing a significant role in SoftKey's future."

Mr. LaFrenz and Charles Palmer, Chairman of the Board of Directors of MECC, are expected to join SoftKey's Board of Directors.

                                    - more -

The closing of this transaction completes a process which began on October 30, 1995 when SoftKey and MECC announced a definitive merger agreement. This was followed by SoftKey's December 1995 acquisitions of The Learning Company, and of Compton's NewMedia Inc. and Compton's Learning Company from the Tribune Company. "The closing of the acquisition of MECC is the culmination of SoftKey's strategic initiative to become the premier publisher of high quality consumer software" said Mr. Perik.

Minnesota Educational Computing Corporation (MECC), based in Minneapolis, is a leading developer, publisher and distributor of fun, high-quality, educational software for use by children in the school and at home. MECC's products are designed principally for children ages 5 to 18, or in grades kindergarten through 12. MECC has been developing educational software and providing technology solutions for the classroom needs of teachers and children since 1973. MECC was acquired by North American Business Development, a Chicago and Fort Lauderdale based buy-out fund, in 1991 and became a public company in 1994.

SoftKey International Inc. develops, publishes and markets more than 500 consumer software titles in the education, productivity, reference and lifestyle categories, targeted at the home and school users. According to the PC Data Annual Report, SoftKey is the number one publisher of consumer CD-ROM software by unit sales. SoftKey's products are sold in more than 23,000 stores across 40 countries through multiple distribution channels including retail, direct mail, OEM, school sales and more.

SoftKey's product offerings include The Learning System from The Learning Company (including the popular Reader Rabbit[Registered Trademark] family of products) and Learn To Speak[Trademark] series, and such top-selling titles as Compton's[Registered Trademark] Interactive Encyclopedia, the Calendar Creator[Trademark] family, BodyWorks[Registered Trademark] 5.0, American Heritage[Registered Trademark] Dictionary Series, KeyCard[Trademark] Complete, Mosby's Medical Encyclopedia[Trademark] and the Platinum[Trademark] and KeyKids[Trademark] jewel case lines.

                                      #####


All trademarks and registered trademarks are the properties of SoftKey.

                                        2